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                                                                    EXHIBIT (11)


Select Advisors Trust A
311 Pike Street
Cincinnati, Ohio 45202

         Re: Select Advisors Trust A

Ladies and Gentlemen:

         We have acted as special Massachusetts counsel to Select Advisors Trust A, a Massachusetts business trust (the "Trust"), in connection with Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about September 18, 1998 (as amended by such Pre-Effective Amendment No. 1, the "Registration Statement"), with respect to the shares of beneficial interest, par value $.00001 per share to be designated Class C Shares (the "Shares") of its series Touchstone Emerging Growth Fund A, Touchstone International Equity Fund A, Touchstone Income Opportunity Fund A, Touchstone Value Plus Fund A, Touchstone Growth and Income Fund A, Touchstone Balanced Fund A, and Touchstone Bond Fund A (each, an "Acquiring Fund" and collectively, the "Acquiring Funds") to be issued in exchange for substantially all of the assets of, respectively, Touchstone Emerging Growth Fund C, Touchstone International Equity Fund C, Touchstone Income Opportunity Fund C, Touchstone Value Plus Fund C, Touchstone Growth and Income Fund C, Touchstone Balanced Fund C, and Touchstone Bond Fund C (each, an "Acquired Fund" and collectively, the "Acquired Funds"), each a series of Select Advisors Trust C, as described in the Registration Statement. You have requested that we deliver this opinion to you to be used as an exhibit to the Registration Statement.

         In connection with the furnishing of this opinion, we have examined the following documents:

         (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

         (b) a copy of the Trust's Declaration of Trust dated as of February 7, 1994, Amendment No. 1 to the Declaration dated as of April 11, 1994, Amendment No. 2 to the Declaration dated as of August 1, 1994, Amendment No. 3 to the Declaration dated as of September 14, 1994, and Amendment No. 4 to the Declaration dated as of September 18, 1997(collectively, the "Declaration");

         (c) a copy of the Trust's Third Amended and Restated Establishment and Designation of Series dated as of September 18, 1997 (the "Designation of Series");

         (d) a certificate executed by the Assistant Secretary of the Trust (the "Secretary's Certificate"), certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 18, 1998 (the "Board Resolutions");

         (e) a printer's proof dated September 14, 1998 of the Registration Statement; and

         (f) a copy of the Agreement and Plan of Reorganization entered into by the Trust as of September 17, 1998, on behalf of each of the Acquiring Funds, providing for (a) the acquisition by the Acquiring Funds of all of the assets of the corresponding Acquired Funds in exchange for the Shares and each Acquiring Fund's assumption of all of the liabilities of the corresponding Acquired Fund and (b) the pro rata distribution of the Shares to the holders of the shares of each of the corresponding Acquired Fund

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in liquidation of the Acquired Fund (the "Reorganization"), in the form included in the printer's proof referred to in paragraph (e) above (the "Agreement and Plan of Reorganization").

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer's proof referred to in paragraph (f) above, that the minutes setting forth the Board Resolutions will be approved by the Trustees of the Trust in substantially the form attached to the Secretary's Certificate referred to in paragraph (d) above, and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above.

         We note that the Class C Shares to be issued pursuant to the Registration Statement have not yet been designated in accordance with the Trust's Declaration. We further note that the designation of the Shares, pursuant to the Board Resolutions, is subject to the following conditions: (i) the approval by shareholders of Select Advisors Trust C of the Reorganization,
(ii) the receipt of all necessary related regulatory approvals and orders, and
(iii) the receipt of all necessary related opinions of counsel, and is further subject to the sole discretion of the President of Trust A. We have assumed, for the purposes of this opinion, that each of these conditions will be met and that the Class C Shares will be duly designated, prior to the issuance of the Shares, and that the Board Resolutions have not and will not be modified or amended in any way or rescinded. We have also assumed that the Class C Shares, when duly designated by the Board of Trustees of the Trust, will be in substantial conformity with the description of the Class C Shares set forth in the Registration Statement.

         This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, to the extent the same may apply to or govern the transactions covered by this opinion, except that we express no opinion as to any Massachusetts securities law.

         We understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is our opinion that:

         1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         2. The Shares, when designated in accordance with the Board Resolutions and the Declaration, and when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that, as set forth in the statement of additional information incorporated by reference in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the reference to our name in the Registration Statement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

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         The opinions expressed herein concern only the effect of the law as currently in effect and the facts and assumptions described herein. The undersigned undertakes no obligation to supplement or update this opinion after the date hereof.


                                       Very truly yours,




                                       BINGHAM DANA LLP